Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Art Technology Group, Inc. pertaining to the 1999 Employee Stock Purchase Plan of our reports dated March 9, 2006, with respect to the consolidated financial statements of Art Technology Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Art Technology Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Art Technology Group, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 28, 2006